Filed Pursuant to Rule 433

Registration No. 333-228159

Issuer Free Writing Prospectus dated September 4, 2019

Relating to Preliminary Prospectus Supplement dated September 4, 2019

APPLE INC.

FINAL PRICING TERM SHEET

1.700% Notes due 2022 (“2022 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	September 11, 2022

Coupon:	1.700%

Price to Public:	99.983%

Interest Payment Dates:	March 11 and September 11, commencing March 11, 2020

Day Count Convention:	30/360

Benchmark Treasury:	1.500% due August 15, 2022

Benchmark Treasury Yield:	1.356%

Spread to Benchmark Treasury:	35 basis points

Yield:	1.706%

Redemption:

Apple Inc. may at its option redeem the 2022 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2022 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 Notes being redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2022 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 4, 2019

Settlement Date:	September 11, 2019 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.96 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DL1 / US037833DL15

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

1.800% Notes due 2024 (“2024 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$750,000,000

Maturity:	September 11, 2024

Coupon:	1.800%

Price to Public:	99.772%

Interest Payment Dates:	March 11 and September 11, commencing March 11, 2020

Day Count Convention:	30/360

Benchmark Treasury:	1.250% due August 31, 2024

Benchmark Treasury Yield:	1.318%

Spread to Benchmark Treasury:	53 basis points

Yield:	1.848%

Redemption:

Prior to August 11, 2024, Apple Inc. may at its option redeem the 2024 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2024 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes being redeemed (assuming that such notes matured on August 11, 2024), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2024 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 11, 2024, Apple Inc. may at its option redeem the 2024 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 4, 2019

Settlement Date:	September 11, 2019 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.96 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DM9 / US037833DM97

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

2.050% Notes due 2026 (“2026 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$2,000,000,000

Maturity:	September 11, 2026

Coupon:	2.050%

Price to Public:	99.831%

Interest Payment Dates:	March 11 and September 11, commencing March 11, 2020

Day Count Convention:	30/360

Benchmark Treasury:	1.375% due August 31, 2026

Benchmark Treasury Yield:	1.396%

Spread to Benchmark Treasury:	68 basis points

Yield:	2.076%

Redemption:

Prior to July 11, 2026, Apple Inc. may at its option redeem the 2026 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2026 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes being redeemed (assuming that such notes matured on July 11, 2026), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2026 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after July 11, 2026, Apple Inc. may at its option redeem the 2026 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 4, 2019

Settlement Date:	September 11, 2019 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.96 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DN7 / US037833DN70

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

2.200% Notes due 2029 (“2029 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,750,000,000

Maturity:	September 11, 2029

Coupon:	2.200%

Price to Public:	99.608%

Interest Payment Dates:	March 11 and September 11, commencing March 11, 2020

Day Count Convention:	30/360

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Yield:	1.464%

Spread to Benchmark Treasury:	78 basis points

Yield:	2.244%

Redemption:

Prior to June 11, 2029, Apple Inc. may at its option redeem the 2029 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2029 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes being redeemed (assuming that such notes matured on June 11, 2029), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2029 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after June 11, 2029, Apple Inc. may at its option redeem the 2029 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 4, 2019

Settlement Date:	September 11, 2019 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.96 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DP2 / US037833DP29

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

2.950% Notes due 2049 (“2049 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,500,000,000

Maturity:	September 11, 2049

Coupon:	2.950%

Price to Public:	99.270%

Interest Payment Dates:	March 11 and September 11, commencing March 11, 2020

Day Count Convention:	30/360

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Yield:	1.957%

Spread to Benchmark Treasury:	103 basis points

Yield:	2.987%

Redemption:

Prior to March 11, 2049, Apple Inc. may at its option redeem the 2049 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2049 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2049 Notes being redeemed (assuming that such notes matured on March 11, 2049), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2049 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after March 11, 2049, Apple Inc. may at its option redeem the 2049 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2049 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 4, 2019

Settlement Date:	September 11, 2019 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.96 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DQ0 / US037833DQ02

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Deutsche Bank Securities Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, BofA Securities, Inc. toll free at 1-800-294-1322 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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